Exhibit 99.1
Minim Inc.

Financial Statements
As of and for the Years Ended
December 31, 2019 and 2018
and Independent Auditors’ Report

Minim Inc.

FINANCIAL STATEMENTS
Years Ended December 31, 2019 and 2018

C O N T E N T S

Page
Independent Auditors’ Report	1
Financial Statements:
Balance Sheets	2
Statements of Operations	3
Statements of Stockholders’ Equity	4
Statements of Cash Flows	5
Notes to the Financial Statements	6-23

INDEPENDENT AUDITORS’ REPORT

Board of Directors
Minim Inc.

We have audited the accompanying financial statements of Minim Inc. (the Company), which comprise the balance sheets as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Minim Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Baker Newman & Noyes LLC

Manchester, New Hampshire
February 17, 2021

MINIM INC.
BALANCE SHEETS
AS OF DECEMBER 31, 2019 AND 2018

	2019	2018
ASSETS

CURRENT ASSETS
Cash	$1,146,940	$484,872
Investment securities, at fair value	-	100,585
Accounts receivable, net	36,361	89
Inventory	52,644	30,442
Prepaid and other current assets	-	32,824
Total current assets	1,235,945	648,812

PROPERTY AND EQUIPMENT, NET	6,852	10,745
OPERATING LEASE RIGHT-OF-USE ASSET	45,577	39,604
GOODWILL	58,872	58,872
INTANGIBLE ASSETS, NET	107,412	219,917
TOTAL ASSETS	$1,454,658	$977,950

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$35,510	$138,230
Accrued expenses	76,793	123,102
Operating lease liabilities	28,365	23,366
Accrued contingent acquisition consideration, current portion	50,000	-
Total current liabilities	190,668	284,698

OPERATING LEASE LIABILITIES, NET OF CURRENT PORTION	17,212	16,238
CONVERTIBLE PROMISSORY NOTES	269,692	257,192
ACCRUED CONTINGENT ACQUISITION CONSIDERATION, NON-CURRENT PORTION	-	50,000
Total liabilities	477,572	608,128

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Non-redeemable preferred stock $0.0001 par value; authorized 7,331,490 and 4,604,902 shares, issued and outstanding 7,271,409 and 4,604,902 as of December 31, 2019 and 2018, respectively (liquidation preference of $9,409,992 and $4,749,999 at December 31, 2019 and 2018, respectively)	9,409,992	4,749,999
Common stock $0.0001 par value; authorized 14,000,000 and 12,000,000 shares,
2,637,670 and 1,071,568 issued and outstanding as of December 31, 2019 and 2018, respectively	-	-
Additional paid-in capital	1,487,664	635,895
Accumulated deficit	(9,920,570)	(5,016,072)
Total stockholders' equity	977,086	369,822
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,454,658	$977,950
The accompanying notes are an integral part of the financial statements.

MINIM INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018

REVENUE:
Software as a service	$93,547	$852
Hardware	53,084	-
Engineering services	105,000	-
Total revenue	251,631	852

COST OF REVENUE:
Cost of revenue	251,905	19,586
Total cost of revenue	251,905	19,586

GROSS PROFIT (LOSS)	(274)	(18,734)

OPERATING EXPENSES:
Sales and marketing	544,507	478,400
Research and development	1,709,944	962,220
General and administrative	2,640,560	1,858,226
Total operating expenses	4,895,011	3,298,846

LOSS FROM OPERATIONS	(4,895,285)	(3,317,580)

INTEREST (EXPENSE) INCOME, NET	(9,213)	1,529

NET LOSS	$(4,904,498)	$(3,316,051)
The accompanying notes are an integral part of the financial statements.

MINIM INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	Founder		Series Seed		Series Seed Plus
	Convertible Preferred stock		Convertible Preferred Stock		Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In-Capital	Accumulated Deficit	Total Shareholders' Equity
Balance at December 31, 2017	1,890,770	$1,750,000	-	$-	-	$-	-	$-	$-	$(1,700,021)	$49,979
Issuance of restricted shares in connection with acquisition	-	-	-	-	-	-	177,108	-	72,614	-	72,614
Issuance of convertible preferred stock	540,220	500,000	2,173,912	2,499,999	-	-	-	-	-	-	2,999,999
Stock-based compensation	-	-	-	-	-	-	894,460	-	563,281	-	563,281
Net loss	-	-	-	-	-	-	-	-	-	(3,316,051)	(3,316,051)
Balance at December 31, 2018	2,430,990	2,250,000	2,173,912	2,499,999	-	-	1,071,568	-	635,895	(5,016,072)	369,822
Exercise of common stock options	-	-	-	-	-	-	227,854	-	99,256	-	99,256
Issuance of convertible preferred stock	-	-	-	-	2,666,507	4,659,993	-	-	-	-	4,659,993
Stock-based compensation	-	-	-	-	-	-	1,338,248	-	752,513	-	752,513
Net loss	-	-	-	-	-	-	-	-	-	(4,904,498)	(4,904,498)
Balance at December 31, 2019	2,430,990	$2,250,000	2,173,912	$2,499,999	2,666,507	$4,659,993	2,637,670	$-	$1,487,664	$(9,920,570)	$977,086

The accompanying notes are an integral part of the financial statements

MINIM INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,904,498)	$(3,316,051)
Reconciliation of net loss to cash used by operating activities:
Depreciation	3,893	4,911
Amortization of intangible assets	112,505	24,367
Amortization of right-of-use assets	24,895	22,227
Stock-based compensation	752,513	563,281
Non-cash interest expense	12,500	7,192
Changes in operating assets and liabilities:
Accounts receivable	(36,272)	(89)
Inventory	(22,202)	(30,442)
Prepaid and other current assets	32,824	(32,824)
Accounts payable	(102,720)	2,302
Accrued expenses	(46,309)	122,039
Operating lease liabilities	(24,895)	(22,227)
Cash used by operating activities	(4,197,766)	(2,655,314)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment securities	100,585	(100,585)
Acquisitions, net of cash acquired	-	(187,263)
Purchase of property and equipment	-	(3,308)
Cash provided by (used in) investing activities	100,585	(291,156)

CASH FLOWS FROM FINANCING ACTIVITIES:

Borrowings under convertible promissory notes	-	250,000
Proceeds from the issuance of common stock	99,256	-
Proceeds from the issuance of preferred stock	4,659,993	2,999,999
Cash provided by financing activities	4,759,249	3,249,999

NET INCREASE IN CASH	662,068	303,529

Cash:
Beginning of Year	484,872	181,343
End of Year	$1,146,940	$484,872
The accompanying notes are an integral part of the financial statements

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business — Minim Inc. (“Minim” or  the “Company”), a Delaware corporation, designs, develops, sells and supports an IoT security platform that enables and secures a better connected home. The Company’s useable web and mobile apps, built on proprietary IoT fingerprinting technology, also empowers distributed businesses to secure and manage the new corporate environment (i.e. the remote employee home). Already integrated with 5G enabled hardware and offering a full API suite, the Minim platform has been designed for ultra-extensibility as wireless technology advances. In a world where connected devices have outnumbered people, Minim’s self-learning platform employs proprietary fingerprinting and behavioral models to detect threats before they become problems. The Company is headquartered in Manchester, New Hampshire and provides services world-wide.

The Company was formed in January 2017 as Minim LLC. On March 5, 2018, the Company converted from an LLC legal entity to a C-Corporation, Minim Inc. As condition to the conversion, the assets and liabilities of Minim LLC transferred to Minim Inc. The Company reflected this transaction retrospectively for all periods presented.

Risks and Uncertainties –

Emerging Growth Company - The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses (see below), competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

The Company has incurred net losses, utilized cash in operations since inception, and has an accumulated deficit as of December 31, 2019, of $9,920,570, as well as expects to incur future additional losses. The Company has cash available on hand and believes that this cash will not be sufficient, without additional financing, to fund current levels of operations and meet its obligations as they come due within one year from the date these financial statements are issued. In the event that the Company does not achieve revenue anticipated in its current operating plan, management has the ability and commitment to reduce operating expenses as necessary. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.

On November 12, 2020, the Company entered into an Agreement and Plan of Merger with Zoom Telephonics, Inc. The merger transaction was completed and effective December 4, 2020. Refer to Note 15, Subsequent Events, in Notes to the Financial Statements.

The Company’s financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Impacts of the COVID-19 Pandemic on the Company – A novel strain of coronavirus (COVID-19) was first identified in late calendar year 2019 and subsequently declared a pandemic by the World Health Organization in March 2020. The long-term impacts, if any, of the global COVID-19 pandemic on the Company are currently unknown. The Company is conducting business as usual with modifications to employee travel, employee work locations, and cancellation of certain marketing events, among other modifications. The Company will continue to actively monitor the pandemic and may take further actions that alter the business operations as may be required by federal, state or local authorities or that the Company determines are in the best interests of its employees, customers, partners, suppliers and stockholders. It is not clear what the potential long-term effects of any such alterations or modifications may have on the Company’s business operations.

The Company observed customers and vendors take precautionary and preemptive actions to address the COVID-19 pandemic. Customers and vendors may take further actions that alter their normal business operations if there are future spikes of COVID-19 infections resulting in additional government mandated shutdowns. The conditions caused by the COVID-19 pandemic have adversely affected our customers’ willingness to purchase our products and delayed prospective customers’ purchasing decisions. The impacts of the global COVID-19 pandemic on the broader global economy have been swift, dramatic, and unpredictable. The latency and duration of these impacts are diverse across geographies and jurisdictions in which we market, sell, and develop our offerings. The depth and duration of the current economic declines attributable to the COVID-19 pandemic, and any potential economic recoveries, are not currently known. The Company experienced revenue declines in 2020 related to Engineering Services. The Company transitioned from Engineering Services with its prospective customers to its recurring service, Software as a Service. The effect of the pandemic for the year end December 31, 2021 and future periods is unknown. If we are not able to respond to and manage the impact of the COVID-19 pandemic effectively, our business will be harmed.

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

The Company applied for and received approval for a Small Business Administration (“SBA”) Paycheck Protection Plan Loan with Primary Bank under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The loan from the US government in the amount of $554,500 was approved and funded in April 2020 (Note 15).

Basis of Presentation — The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results may differ from management’s estimates if past experience or other assumptions do not turn out to be substantially accurate, even if such assumptions are reasonable when made. Estimates and assumptions are used in determining revenue recognition, allowance for doubtful accounts and sales returns, accounting for internal-use software, the valuation of goodwill and intangible assets, accounting for business combinations, including any contingent considerations, accounting for stock-based compensation, accounting for income taxes and related valuation allowances.

Revenue Recognition — The Company applies the provisions of Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers (“ASC 606”) as a single standard for revenue recognition that applies to all of the Company’s Software as a Service, hardware sales, and engineering service arrangements and generally requires revenues to be recognized upon the transfer of control of promised goods or services provided to customers, reflecting the amount of consideration expected to be received for those goods or services. Pursuant to ASC 606, revenues are recognized upon the application of the following steps:

1.
Identification of the contract, or contracts, with a customer;
2.
Identification of the performance obligations in the contract;
3.
Determination of the transaction price;
4.
Allocation of the transaction price to the performance obligations in the contract; and
5.
Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company derives revenue from the following sources: (1) Software as a Service (“SaaS”), (2) Hardware sales, and (3) Engineering services.

Software as a Service – The Company’s SaaS agreements are offered over a defined contract period, generally one year, and are sold to internet service providers, who then promote the services to their subscribers. These services are available as an on-demand application over the defined term. The SaaS agreements include Minim service offerings, which deliver applications and technologies via cloud-based deployment models that Minim develops functionality for, provides unspecified updates and enhancements for, host, manage, upgrade and support and that the customers access by entering into solution agreements for a stated period, generally a one-year term. The monthly fees charged to the customer are based on the number of subscribers utilizing the services each month, and the revenue recognized generally corresponds to the monthly billing amounts as the services are delivered.

Hardware sales — The Company’s hardware revenue consists of routers, which are supplied by third-party manufacturers and distributors. Although the hardware is interrelated with the use of the SaaS services, the customers may purchase the hardware from other vendors. The revenues for the hardware are generally recognized at the point in time that the hardware is delivered to the customer and ownership is transferred to the customer.

Engineering services – The Company provides proof of concept and customer-branded customization of its application. These services are generally performed over a period less than 1 to 4 months. The revenues for the services are generally recognized upon the delivery of the completed services to the customer.

The Company executes arrangements through internet service providers and partners (collectively, “channel partners”), in which the channel partners act as the principals in the transactions with the end users of the Company’s products and services.

Revenues are recorded net of any sales and other taxes collected from customers.

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Business Combinations — The Company recognizes assets acquired and liabilities assumed at fair value on the acquisition date. Significant estimates and assumptions, including fair value estimates, are used as of the acquisition date; during the measurement period, those estimates that are provisional are adjusted as necessary. The measurement period is the period after the acquisition date, not to exceed one year, in which new information about facts and circumstances that existed as of the acquisition date are used to adjust the provisional amounts recognized. Measurement period adjustments are applied retrospectively. All other adjustments are recorded to the statements of operations. Costs to effect an acquisition are recorded in general and administrative expenses in the statements of operations as the expenses are incurred.

Cash and Cash Equivalents – The Company considers all highly liquid investments with an original or remaining maturity of three months or less at the time of purchase to be cash equivalents.

Investment Securities – In accordance with ASC 320, Investments – Debt and Equity Securities, and based on the Company’s intentions regarding these instruments, the Company classifies its investment securities as trading. The Company carries these securities at fair value and reports the unrealized gains and losses and interest income as interest income in the statements of operations. The Company periodically evaluates its investments to determine if impairment charges are required. Substantially all investments are classified as current based on the nature of the investments and their availability for use in current operations.

Allowances for Doubtful Accounts – The Company records allowances for doubtful accounts based upon a specific review of all significant outstanding invoices. For those invoices not specifically reviewed, provisions are provided at differing rates, based upon the age of the receivable, the collection history associated with the customer, and current economic trends. The Company writes-off a receivable and charges it against its recorded allowance when the Company has exhausted its collection efforts without success. Management estimated that there was no allowance for doubtful accounts to be recorded at December 31, 2019 or 2018.

Concentrations of Credit Risk — Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade receivables. The Company’s cash investment policy limits investments to investment-grade securities. Cash and cash equivalents are held on deposit with financial institutions that are believed to be of high credit quality which is monitored by the Company. Balances in such accounts may at times exceed federally insured limits. Customer credit risk is routinely monitored by the Company. The Company had two customers that represented approximately 64% of accounts receivables as of December 31, 2019 and no concentration of customers as of December 31, 2018. Two customers represented 30% of total revenues for the year ended December 31, 2019, and no material concentrations existed as of December 31, 2018.

Inventory – Inventory consists primarily of finished good routers. Inventory is stated at the lower of cost or net realizable value. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. The Company evaluates ending inventories for estimated excess quantities and obsolescence. This evaluation includes analysis of sales levels by product and projections of future demand. Inventories in excess of future demand are written down and charged to cost of revenue. In addition, the Company assesses the impact of changing technology to the inventory and writes down inventory that is considered obsolete. At the point of loss recognition, a new, lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Deferred Sales Commissions – The Company defers sales commission earned by the sales force that are incremental and recoverable costs of obtaining SaaS contracts. Initial sales commissions for the SaaS agreements are generally deferred and amortized on a straight-line basis over a period of benefit that the Company receives. The Company has determined the period of benefit by taking into consideration the historical and expected durations of customer agreements, the expected useful lives of the Company’s technologies, and other factors. Amortization of deferred sales commission is included as a component of sales and marketing expenses in the statements of operations. The Company has no deferred sales commissions as of December 31, 2019 and 2018.

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Goodwill, Intangible Assets, and Impairment Assessments – Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Intangible assets that are not considered to have an indefinite useful life are amortized over their useful lives, which are generally 1 to 10 years. Each period, the Company evaluates the carrying amounts of goodwill and intangible assets for recoverability and reviews the estimated remaining useful lives of purchased intangible assets and whether events or changes in circumstances warrant a revision to the remaining periods of amortization. The Company performs a qualitative assessment for an impairment prior to necessitating a quantitative impairment test. If the Company determines in the qualitative assessment that it is more likely than not that the fair value of the asset is less than its carrying value, a quantitative test is then performed. Otherwise, no further testing is required. The Company did not record any impairment for the years ending December 31, 2019 and 2018.

Deferred Revenue — Deferred revenue consists of billings or payments received in advance of revenue recognition. The Company initially records the amounts paid in advance as deferred revenue and recognizes these amounts over the term of the agreement. Deferred revenue that will be recognized during the succeeding twelve month period is recorded as current deferred revenue and the remaining portion is recorded as long-term deferred revenue. The Company has no deferred revenue as of December 31, 2019 and 2018.

Leases – The Company applies ASC 842, Leases, to account for its operating leases, which include facility leases. Operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments because the implicit rate of the lease is generally not known. Right of Use (“ROU”) assets related to the operating lease liabilities are measured at lease inception based on the initial measurement of the lease liability, plus any prepaid lease payments and less any lease incentives. The ROU asset is amortized as operating lease expense generally on a straight-line basis over the lease term and classify both the lease amortization and imputed interest as operating expenses.

Contingent Consideration — Contingent consideration, which includes earnout payments in connection with the Company’s acquisitions, is recognized at fair value on the acquisition date and remeasured each reporting period with subsequent adjustments recognized in the statements of operations. The Company estimates the fair value of contingent consideration based on certain milestones of the acquired companies and estimated probabilities of achievement and discounts the liabilities to present value. Contingent consideration is valued using significant inputs that are not observable in the market, which are defined as Level 3 inputs. Changes in the fair value of contingent consideration liabilities may result from changes in discount periods, changes in the timing and amount of sales and/or other specific milestone estimates and changes in probability assumptions with respect to the likelihood of achieving the various earnout criteria.

The Company reflects changes in fair value of contingent consideration within operating expenses in the statements of operations. These changes could cause a material impact to, and volatility in, operating results. Earnout payments are reflected in cash flows from financing activities in the statements of cash flows.

Cost of Revenue — The Company’s product and service costs include compensation and benefit costs for service personnel, contractor and consulting cost, cloud hosting services costs, depreciation and amortization, travel expenses and related overhead costs. When revenue is recognized over multiple periods in accordance with the Company’s revenue recognition policies, the Company has made an accounting policy election whereby the direct cost for installation and other service costs are expensed as incurred.

Advertising Costs — Advertising costs are expensed as incurred and were approximately $4,000 and $3,600 for the years ended December 31, 2019 and 2018, respectively, and are recorded in sales and marketing expense in the statements of operations.

Research and Development Costs and Software Development Costs — Research and development expense primarily consists of personnel costs involved in product development as well as third-party development costs. Software development costs required to be capitalized software development costs under ASC 985-20, Costs of Software to be Sold, Leased or Marketed, and under ASC 350-40, Internal-Use Software, were not material for the years ended December 31, 2019 and 2018.

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Stock-Based Compensation — Stock-based compensation expense reflects the fair value of stock-based awards measured at the grant date and recognized over the relevant service period. The Company estimates the fair value of each stock-based award on the measurement date using either the current market price of the stock or the Black-Scholes option valuation model, depending on the type of award. The Black-Scholes option valuation model incorporates assumptions as to stock price volatility, the expected life of options, a risk-free interest rate and dividend yield. Stock-based compensation expense is recognized on a straight-line basis over the service period of the award, which is generally 4 years for options. The options have a 10 year contractual term. Forfeitures are accounted for as they occur.

Income Taxes — The Company provides for deferred income taxes resulting from temporary differences between the bases of its assets and liabilities for financial reporting and tax purposes using enacted rates expected to be in effect when such differences reverse. The Company records valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized.

The Company follows the authoritative guidance on accounting for and disclosure of uncertainty in tax positions which requires the Company to determine whether a tax position of the Company is more likely than not to be sustained upon examination, including resolution of any related appeals of litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced to the largest benefit that has a greater than fifty percent likelihood of being realized upon the ultimate settlement with the relevant taxing authority.

Recent Accounting Pronouncements –

Financial Instruments – In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASU 2016-13) and also issued subsequent amendments to the initial guidance: ASU 2018-19, ASU 2019-04, and ASU 2019-05 (collectively, Topic 326). Topic 326 requires measurement and recognition of expected credit losses for financial assets held, including accounts receivables. Topic 326 is effective in 2023, and earlier adoption is permitted beginning in the first quarter of fiscal 2020. The Company is currently evaluating the impact of the pending adoption of Topic 326 on the financial statements.

Income Taxes – In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which is intended to simplify various areas related to the accounting for income taxes and improve consistent application of Topic 740. ASU 2019-12 is effective beginning in 2022, and earlier adoption is permitted. The Company is currently evaluating the impact of the pending adoption of ASU 2019-12 on the financial statements.

2.
BUSINESS COMBINATIONS

Acquisition of MCP Networks Inc. assets – On December 27, 2018, the Company acquired the net assets of MCP Networks Inc. (“MCP”). MCP, headquartered in Fargo, North Dakota, is a cloud based platform that allows subscribers of internet service providers the ability to manage their home network through a smartphone app. The acquisition expands and provides a customer base to which the Company will be able to sell its services.

The purchase price was $309,877 in cash and deferred purchase price as follows:

Net cash paid	$187,263
Company’s restricted stock (177,108 shares)	72,614
Deferred purchase price	50,000
Total consideration	$309,877

The purchase agreement includes a provision for an indemnification payment of $50,000. The payment is deferred until January 2020, and the amount payable is net of any indemnification claims. This payment is treated as deferred purchase price. As of December 31, 2019 and 2018, the deferred purchase price is included within accrued contingent consideration, current portion and accrued contingent consideration, non-current portion, respectively, on the accompanying balance sheet.

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed as of December 27, 2018:

Property and equipment	$6,721
Developed technology	101,541
Customer relationships	122,435
Tradename	20,308
Goodwill	58,872
Total allocation	$309,877

Developed technology represents proprietary know-how that is technologically feasible as of the valuation date. The Company estimated the fair value of the developed technology using an income approach based on projected cash flows and assumed a license royalty rate as if it were negotiated in an arm’s-length transaction. Given that the developed technology is comparable to the technology of the Company, the Company intentionally elected not to use the MCP technology. Pursuant to ASC 350-30, Intangibles – Goodwill and Other, the Company is required to recognize the fair value identifiable of acquired intangible assets and then amortize the intangible assets over the expected remaining useful life to the Company, which was approximately 6 months.

The fair value of customer relationships was also estimated using an income approach using discounted cash flow estimates derived from the acquired customer base. This intangible asset will be amortized over the estimated useful life using a method that is based on estimated future cash flows, as the Company believes this will approximate the pattern in which the economic benefits of the asset will be utilized (approximately 9 years).

As of the acquisition date, MCP generated revenue under the trade name “Aerez.” Similar to the developed technology intangible asset, the Company intentionally elected not to use the tradename. The Company recognized the fair value of the tradename and amortized the fair value over the expected remaining useful life to the Company, which was approximately 6 months.

The purchase agreement includes a $50,000 employment sign-on bonus to three key employees of MCP. The employment bonuses are contingent and are payable upon employment with the Company. The three MCP employees became employees of the Company in December 2018 and were paid the bonus. This bonus is considered as compensation and is recorded in the operating expenses in the statements of operations as of the year ended December 31, 2018

The Company incurred transaction costs of approximately $6,542 related to this acquisition which were expensed as incurred and are included in general and administrative expenses in the Company’s statements of operations for the year ended December 31, 2018.

3.
PROPERTY AND EQUIPMENT

The Company records property and equipment at cost. Property and equipment purchased in business combinations are recorded at fair values, which are then treated as the cost. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally two to five years based on asset classification, or the lease term, if applicable. Costs for replacements and improvements are capitalized, while the costs of maintenance and repairs are charged against earnings as incurred.

Property and equipment for the years ended December 31, 2019 and 2018 consisted of the following:

	Useful life (yrs.)	2019	2018

Computer and office equipment	2-3	$14,551	$14,551
Furniture and fixtures	3-5	5,303	5,303
Total		19,854	19,854

Less: Accumulated depreciation		(13,002)	(9,109)

Property and equipment, net		$6,852	$10,745

Total depreciation expense related to property and equipment was $3,893 and $4,911 for the years ended December 31, 2019 and 2018, respectively.

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

4.
GOODWILL, INTANGIBLE ASSETS AND LONG-LIVED ASSETS

The following table reflects the changes in goodwill for the years ended December 31, 2019 and 2018:

Balance as of December 31, 2017	$-
Acquisition of MCP	58,872
Balance as of December 31, 2018	$58,872
As of December 31, 2019, the goodwill balance remains unchanged.

Intangible Assets — Intangible assets are recorded at the estimated fair value of acquired technology, customer relationships, trademarks and trade names, acquired and amortized over the respective estimated useful life using a method that is based on estimated future cash flows, as the Company believes this will approximate the pattern in which the economic benefits of the asset will be utilized.

Intangible assets consisted of the following at December 31, 2019 and 2018:

		As of December 31, 2019			As of December 31, 2018
	Est. Useful Life (yrs)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Developed technology	0.5	$-	$-	$-	$101,541	$(19,211)	$82,330
Customer relationships	9	122,435	(15,023)	107,412	122,435	(1,314)	121,121
Tradename	0.5	-	-	-	20,308	(3,842)	16,466
Totals		$122,435	$(15,023)	$107,412	$244,284	$(24,367)	$219,917

The Company wrote off fully amortized intangible assets of $121,849 during the year ended December 31, 2019. Amortization expense was $112,505 and $24,367 for the years ended December 31, 2019 and 2018, respectively.

The estimated annual amortization expense for each of the five succeeding years and thereafter is as follows:

Years Ended December 31,
2020	$13,746
2021	13,708
2022	13,708
2023	13,708
2024	13,746
Thereafter	38,796

Total	$107,412

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

5.
ACCRUED EXPENSES

Accrued expenses for the years ended December 31, 2019 and 2018 consisted of the following:

	2019	2018
Compensation & benefits	$22,715	$55,741
Indirect taxes	18,921	-
Other	35,157	67,361
Total	$76,793	$123,102

6.
FAIR VALUE

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates, and yield curves for similar investments. Fair values determined by Level 3 inputs utilize unobservable data points for the asset or liability.

In certain instances, the Company may utilize financial models to measure fair value. Generally, the Company uses inputs that include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, other observable inputs for the asset or liability, and inputs derived principally from, or corroborated by, observable market data by correlation or other means.

Financial Assets and Liabilities Recorded at Fair Value —The Company’s investment securities are classified within Level 1 of the fair value hierarchy because they are valued based on quoted market prices in active markets.

Financial Assets and Liabilities Not Recorded at Fair Value — The fair value of the Company’s cash, accounts receivable, accounts payable and other current and non-current liabilities approximate their carrying amounts due to the relatively short maturity of these items. Based on the terms of the Company’s convertible promissory notes, the Company believes the carrying value of the long-term debt approximates fair value. The inputs into the determination of fair value require significant management judgment or estimation.

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

7.
LEASES

In September 2017, the Company executed a non-cancelable operating lease for its Manchester, NH office facility. The lease term is 3 years and expires in August 2020. The lease provides for constant monthly payments of $2,068. The operating lease is included in operating lease right-of-use assets, operating lease liabilities, and long-term operating lease liabilities on the accompanying balance sheets. These assets and liabilities are recognized at the commencement date based on the present value of remaining lease payments over the lease term using the Company’s secured incremental borrowing rates, which is approximately 5%.

The lease was modified in August 2019, whereby the Company relocated to another unit within the same building. The modified lease was with the same lessor, extended the lease term to July 2021, and resulted in a change to a monthly constant lease rate of $2,500. The modified lease resulted in the remeasure of the operating lease right-of-use assets, operating lease liabilities, and long-term operating lease liabilities. The remeasurement increased the carrying value of the right-of-use assets and the total operating lease liabilities by $30,869.

The following table presents information about the amount and timing of the Company’s operating leases as of December 31, 2019:

Maturity of lease liabilities	Lease Payments
2020	$30,000
2021	17,500
Total undiscounted operating lease payments	47,500
Less: Imputed interest	(1,923)
Present value of operating lease liabilities	$45,577

Balance Sheet Classification
Operating lease liabilities, current	$28,365
Operating lease liabilities, net of current portion	17,212
Total operating lease liabilities	$45,577

Remaining term in years	1.6
Discount rate for operating leases	5%

In addition to its Manchester, NH lease, the Company entered into two facility leases that have terms of less than 12 months. One of the facility leases terminated in August 2019 while the other terminates in March 2020.

The operating cash outflows and expense from operating leases was $50,376 and $24,816 during the years ended December 31, 2019 and 2018, respectively.

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

8.
CONVERTIBLE PROMISSORY NOTES

On June 4, 2018, the Company executed two convertible promissory note purchase agreements (the “Notes”) with an aggregate principal value of $250,000. The maturity date is December 31, 2019, at which point the Notes become payable on demand and accrued interest of 5% per annum. The Notes become due and payable upon the closing of a change of control event of the Company. If the Company has a qualified financing prior to the maturity date, the Notes shall automatically convert into shares of the Company’s non-redeemable convertible preferred stock. The conversion shall equal to the quotient obtained by dividing (i) the amount due on the date of conversion by (ii) 80% of the per share price of the preferred stock sold in qualified financing. A qualified financing constitutes a sale or series of related sales by the Company of its non-redeemable convertible preferred stock resulting in aggregate proceeds of at least $10,000,000. The conversion feature is deemed a derivative because the convertible promissory notes embed a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares and at the inception of the convertible promissory note purchase agreements a fixed monetary amount is known. The Company determined that the fair value of this embedded derivative is insignificant.

As of December 31, 2019 and 2018, the Company had an aggregate of $250,000 in convertible promissory notes in addition to $19,692 and $7,192 in accrued interest, respectively. The Company recorded $12,500 and $7,192 in interest expense for the years ending December 31, 2019 and 2018, respectively.

9.
NON-REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

In March 2018, upon the conversion of the Company from an LLC to a C-Corporation, the Company authorized 12,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”). In April 2019 and September 2019, the Company amended the authorized Common Stock shares to 13,500,000 and 14,000,000, respectively. During the years ended December 31, 2019 and 2018, the Company issued 227,854 shares totaling $99,256 and 218,392 shares totaling $90,781, respectively.

In March 2018, the Company had authorized 4,604,902 shares of non-redeemable convertible preferred stock, par value $0.0001 per share (the “Preferred Stock”), of which 2,430,990 shares were designated Founder Preferred Stock and 2,173,912 shares were designated Series Seed Preferred Stock. In April 2019 and September 2019, the Company amended the authorized shares to 6,759,278 and 7,331,490, respectively, where the increase of 2,154,376 and 572,212, respectively, of new shares is designated Series Seed Plus Preferred Stock.

The Preferred Stock at December 31, 2019 includes the following:

Class of Preferred Stock	Shares Authorized and Designated	Shares Issued and Outstanding	Carrying value

Founder	2,430,990	2,430,990	$2,250,000
Series Seed	2,173,912	2,173,912	2,499,999
Series Seed Plus	2,726,588	2,666,507	4,659,993
Total	7,331,490	7,271,409	$9,409,992

The Preferred Stock at December 31, 2018 includes the following:

Class of Preferred Stock	Shares Authorized and Designated	Shares Issued and Outstanding	Carrying value

Founder	2,430,990	2,430,990	$2,250,000
Series Seed	2,173,912	2,173,912	2,499,999
Total	4,604,902	4,604,902	$4,749,999

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

The following provides a description of the Company’s equity financings and the rights and preferences associated with the classes of stock:

Founder Preferred Stock — On March 5, 2018 upon the Company’s conversion from an LLC to a C-Corporation, the Company exchanged 2,250,000 Class Voting Units of the LLC to 2,430,990 shares of Founder Preferred Stock at $0.0001 par value per share (“Founder Preferred Stock”). The $2,250,000 capital value of the LLC’s Class Voting Units at the time of conversion was carried over as capital basis for the Founder Preferred Stock. The stated value used for conversion and other purposes (the “Founder Stated Value”) is $0.925549 per share of Founder Preferred Stock. Prior to the conversion, an investor purchased an equivalent 540,220 shares of Founder Preferred Stock in exchange for $500,000. These 540,220 shares are represented in the 2,430,990 shares exchanged upon conversion.

As of December 31, 2019 and 2018, Founder Preferred Stock issued and outstanding shares is 2,430,990.

Series Seed Preferred Stock — On March 8, 2018, the Company sold 2,086,956 shares of Series Seed Preferred Stock, $0.0001 par value per share (“Series Seed Preferred Stock”) for gross proceeds of $2,399,999. From May to October 2018, the Company sold an additional 86,956 shares of Series Seed Preferred Stock for aggregate proceeds of $100,000. The stated value used for conversion and other is $1.150 per share of Series Seed Preferred Stock. As of December 31, 2019 and 2018, Series Seed Preferred Stock issued and outstanding shares is 2,173,912.

Series Seed Plus Preferred Stock — On April 11, 2019, the Company sold 2,666,507 shares of Series Seed Plus Preferred Stock, $0.0001 par value per share (“Series Seed Plus Preferred Stock”) for gross proceeds of $4,659,993. The stated value used for conversion and other purposes (the “Series Seed Plus Stated Value”) is $1.7476 per share of Series Seed Plus Preferred Stock. As of December 31, 2019, Series Seed Plus Preferred Stock issued and outstanding shares is 2,666,507.

The rights and privileges of the Company’s non-redeemable convertible preferred stock are as follows:

Voting: Preferred stockholders are entitled to vote on all matters and to the number of votes equal to the number of shares of common stock into which each share of Preferred Stock is then convertible. Holders of Preferred Stock vote together with the holders of Common Stock as a single class.

Dividends: Stockholders are entitled to dividends when and as declared by the Board of Directors.

Conversion Rights: Each share of Preferred Stock may be converted at any time, at the option of the holder, into the number of fully-paid and non-assessable shares of Common Stock obtained by dividing the Preferred Stock Stated Value by the conversion price (the “Stock Conversion Price”), as defined. The Founders Preferred Stock Conversion Price is $0.925549 per share. The Series Seed Preferred Stock Conversion Price is $1.150, and the Series Seed Plus Stock Conversion Price is $1.7476 per share. Any accrued but unpaid dividends through the date of any conversion shall be paid in cash.

Each share of Preferred Stock will automatically be converted into shares of Common Stock at its then effective Conversion Price upon (a) an underwritten public offering pursuant to an effective registration statement or (b) upon a vote of the holders of at least 60% of the shares of Preferred Stock then outstanding. Upon a qualified public offering, Preferred Stock holders would receive Common Stock at the effective conversion rate.

Liquidation Preference: In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company each outstanding share of Preferred Stock shall be entitled to receive out of assets of the Company available for distribution to stockholders, and before any payments to holders of Common Stock, an amount in cash equal to the respective original issuance price plus any accrued but unpaid dividends. The liquidation preference is as follows:

●
Founder Preferred Stock $0.925549 per share
●
Series Seed Preferred Stock $1.150 per share
●
Series Seed Plus Preferred Stock, $1.7476 per share

In the event of the merger or consolidation of the Company or the sale, conveyance, or lease of all or substantially all of the assets of the Company (referred to collectively as a “Deemed Liquidation”) each holder of Preferred Stock shall have the right to a distribution in an amount determined equal to the original issuance price plus any accrued but unpaid dividends.

Dividend Declared— The Company’s Board of Directors has not declared any dividends as of December 31, 2019 or 2018.

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

10.
STOCK COMPENSATION

Stock Options — In March 2018, the Company’s Board of Directors adopted the 2018 Stock Option and Grant Plan (“Plan”). The Plan provides for the discretionary grant of incentive stock options, non-qualified stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, and other forms of equity compensation (collectively, the “stock awards”).

The Plan, as amended, permits the granting of stock awards up to 3,702,424 shares of common stock. As of December 31, 2019, 727,085 shares were available for future issuance.

Under the Plan, equity awards generally vest over a four year period, having a 25% one year cliff vest, with the remaining shares vesting monthly over a three year period, provided the employee remains continuously employed. The options generally have a term of ten years.

Stock-based compensation expense reflects the fair value of stock-based awards measured at the grant date. Options granted under the Plan are exercisable at a price per share not less than the fair market value of the underlying common stock on the date of grant. The estimated fair value of options, including the effect of estimated forfeitures, is recognized on a straight-line basis over the vesting period of the options.

The fair value of the Company’s stock is determined by the Company’s management and approved by the Board of Directors. In the absence of a public trading market for the Company’s stock, the Company’s management and Board of Directors consider objective and subjective factors in determining the fair value of the Company’s stock, including a fair value analysis prepared by an independent third-party valuation firm, dividend rights, and voting control attributable to the Company’s then-outstanding stock, primarily, and the likelihood of achieving a liquidity event such as an initial public offering or sale of the Company.

The fair value of the stock options granted is estimated using a Black-Scholes option valuation model, which incorporates assumptions as to stock price volatility, the expected life of options, a risk-free interest rate, and dividend yield. The following weighted average assumptions were used in determining the fair value of stock options granted during the years ended December 31, 2019 and 2018:

	2019	2018
Expected volatility	36.4%-38.4%	38.1%-39.8%
Risk-free interest rate	1.5%-2.6%	2.6%-3.0%
Expected life (in years)	6.25	6.25
Expected dividend yield	0%	0%
Weighted average grant date fair value per share	$0.40-$0.44	$0.40

For each stock option award, the expected life in years is based on the midpoint of the term of the award and the vesting period of the award as the Company lacks any historical Company specific activity. Expected volatility is based on historical volatility of the common stock of comparable companies, and the risk-free interest rate is based on the U.S. Treasury yield curve for the period that is commensurate with the expected life at the time of grant. The Company does not pay cash dividends regularly on its common stock and does not anticipate doing so for the foreseeable future. Accordingly, the expected dividend yield is zero.

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

A summary of stock option activity under the plan, for the years ended December 31, 2019 and 2018 is as follows:

	Number of Options	Weighted Average Exercise Price
Options Outstanding, December 31, 2017	-	$-

Options Granted	1,334,235	0.40
Options Canceled/Forfeited	(8,750)	0.40
Options Exercised	-	0.40
Options Exercised in exchange for non-recourse promissory notes	(300,000)	0.40
Options Outstanding, December 31, 2018	1,025,485	$0.40

Options Granted	1,856,854	0.44
Options Canceled/Forfeited	(207,000)	0.40
Options Exercised	(227,854)	0.42
Options Exercised in exchange for non-recourse promissory notes	(1,016,554)	0.42
Options Outstanding, December 31, 2019	1,430,931	$0.43

Options exercisable at December 31, 2019	1,055,053	$0.40
Options exercisable at December 31, 2018	516,360	$0.40

The weighted-average fair value of options granted during the years ended December 31, 2019 and 2018 was $0.18 and $0.17, respectively.

The following table summarizes information about stock options outstanding at December 31, 2019:

Options Vested and Expected to Vest				Options Exercisable
			Weighted			Weighted
		Weighted	Average		Weighted	Average
Range of	Number of	Average	Remaining	Number of	Average	Remaining
Exercise	Options	Exercise	Contractual	Options	Exercise	Contractual
Price	Outstanding	Price	Life (Years)	Exercisable	Price	Life (Years)
$0.40	439,931	$0.40	8.36	1,045,804	$0.40	8.20
$0.44	991,000	$0.44	9.51	9,249	$0.44	9.10
	1,430,931	$0.43	9.16	1,055,053	$0.40	8.21

Total unrecognized stock-based compensation expense, related to unvested stock options amounted to approximately $187,762 at December 31, 2019. The cost is expected to be recognized over a weighted average period of 2.64 years. The total intrinsic value of options exercised in 2019 and 2018 totaled approximately $313,912 and $66,000, respectively.

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

On December 28, 2018, an employee exercised 300,000 shares of stock options for a fair value of $120,000. The Company received a promissory note from the employee for $120,000 in relation to the issuance of the shares. Interest accrues annually on the note at 4.0%. The Company determined that this promissory note represented a non-recourse note and as such, the associated note balance and shares were not considered outstanding and are treated as stock options for accounting purposes. Because the employee is not required to provide future service, whereby the employee can repay the note at any time and keep the shares, the Company recognized the full value of the option as compensation cost on the issuance date. As of December 31, 2019, the principal value and accrued interest remains unpaid.

In April 2019, two employees exercised an aggregate of 416,554 shares of stock options for a fair value of $166,622. The Company received promissory notes from the employees for that aggregated $166,622 in relation to the issuance of the shares. Interest accrues annually on the note at 4.0%. The Company determined that this promissory note represented a non-recourse note and as such, the associated note balance and shares were not considered outstanding and are treated as stock options for accounting purposes. Because the employees are not required to provide future service, whereby the employees can repay the note at any time and keep the shares, the Company recognized the full value of the option as compensation cost on the issuance date. As of December 31, 2019, the principal value and accrued interest remains unpaid.

On December 20, 2019, an employee exercised 600,000 shares of stock options for a fair value of $264,000. The Company received a promissory note from the employee for $264,000 in relation to the issuance of the shares. Interest accrues annually on the note at 4.0%. The Company determined that this promissory note represented a non-recourse note and as such, the associated note balance and shares were not considered outstanding and are treated as stock options for accounting purposes. Because the employee is not required to provide future service, whereby the employee can repay the note at any time and keep the shares, the Company recognized the full value of the option as compensation cost on the issuance date. As of December 31, 2019, the principal value and accrued interest remains unpaid.

Restricted Stock — On March 5, 2018 upon the conversion from an LLC to a C-Corporation, the Company granted 2,598,997 shares of restricted common stock to seven employees in exchange for their 2,405,500 of Class Custodian Units in the LLC. On the date of grant, the fair value was approximately $1,065,089. Under the terms of the grant, the shares, which are subject to forfeiture, began vesting as of March 5, 2018. For six of the employees, vesting is 33% upon the first-year anniversary date and then ratable monthly vesting for the remaining two years. The seventh employee has vesting monthly over 30 months. During the years ended December 31, 2019 and 2018, 1,045,139 and 678,177 shares, respectively, with a total fair value of approximately $428,507 and $278,053, respectively, had vested.

On March 8, 2018 and August 1, 2018, the Company granted 700,000 and 41,284 shares, respectively, of restricted stock to two consultants with a grant date fair value of approximately $303,926. Under the terms of the grant, the shares, which are subject to forfeiture, begin vesting on their grant dates. The 700,000 share grant vests over 30 months, and the 41,284 share grant vests immediately. During the years ended December 31, 2019 and 2018, 243,209 and 216,283 shares, respectively, with a total fair value of approximately $99,716 and $88,676, respectively, had vested. During the year ended December 31, 2019, 84,274 shares were forfeited and had a fair value of $34,552.

On December 27, 2018, the Company granted 536,692 shares to the sellers of MCP Networks (Note 2). Of the 536,692 shares, 359,584 shares were considered compensation related to their employment with the Company while 177,108 shares were deemed purchase price consideration for the acquisition of MCP Networks. The shares vest 33% upon the grant date and 67% vests ratably over four years. During the year ended December 31, 2019 of the 359,584 shares, 134,174 shares with a total fair value of approximately $55,011 had vested. During the year ended December 31, 2018 of the 359,584 shares, no shares vested.

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

A summary of restricted stock award activity for the years ended December 31, 2019 and 2018 is as follows:

	Number of Shares Underlying Restricted Stock	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2017	-	$-
Granted	3,876,973	0.41
Vested	(1,071,568)	0.41
Forfeited	-	-
Nonvested at December 31, 2018	2,805,405	$0.41
Granted
Vested	(1,422,522)	0.41
Forfeited	(84,274)	0.41
Nonvested at December 31, 2019	1,298,609	$0.41

Total unrecognized stock-based compensation expense, related to unvested restricted stock amounted to approximately $521,744 at December 31, 2019. The cost is expected to be recognized over a weighted average period of 1.07 years.

The following table summarizes stock-based compensation expense in costs of revenue and expenses for the years ended December 31, 2019 and 2018:

	2019	2018

Cost of revenue	$16,616	$6,184
Sales and marketing	43,420	78,473
Research and development	81,666	93,729
General & administrative	610,811	384,895
Total	$752,513	$563,281

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

11.
INCOME TAXES

The Company did not record an income tax provision or benefit due to operating losses incurred for the years ended December 31, 2019 and 2018.

The components of the Company’s deferred income taxes as of December 31, 2019 and 2018 are as follows:

	2019	2018

Net operating loss carryforwards	$1,488,909	$579,782
Research and development tax credit carryforwards	248,676	87,542

Stock-based compensation	261,364	131,652
Other temporary differences	41,688	13,592

Gross deferred tax assets	2,040,637	812,568
Valuation allowance	(2,040,637)	(812,568)
Net deferred tax assets (non-current)	$-	$-

At December 31, 2019, the Company had federal net operating loss carry forwards of approximately $6,278,000, which may be carried forward indefinitely and state net operating loss carryforwards of approximately $4,294,000, which will begin to expire in 2028. In addition, the Company has federal tax credit carryforwards of approximately $248,000, which will begin to expire in 2038. The use of the Company’s net operating loss and tax credit carryforwards may be restricted in the future due to changes in company ownership.

At December 31, 2019, the Company maintained a full valuation allowance against its deferred tax asset as a result of the evidence associated with historical operating losses and uncertainty surrounding future income. The valuation allowance maintained against the Company’s deferred tax assets increased by $1.2 million and $812,000 during the years ended December 31, 2019 and 2018, respectively. The increase is primarily attributable to the operating loss incurred and tax credits generated during the year.

The Company accounts for uncertain tax positions recognized in the financial statements in accordance with the provisions of ASC Topic 740, Income Taxes, by prescribing a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. As of January 31, 2020, the Company has not identified any uncertain tax positions for which reserves would be required. The Company includes interest and penalties related to uncertain tax positions as a component of its provision for taxes. As of December 31, 2019 and 2018, the Company had no accrued interest and penalties recorded in its balance sheets.

The Company files a U.S. federal income tax return and various state returns. The Company’s income tax returns are open for review by taxing authorities back to its year ending December 31, 2017. The U.S. federal returns have been audited through 2017. State returns are generally open for tax years 2017 to 2019. The Company was under audit by the U.S. Internal Revenue Service for federal returns filed for the year 2017. On December 15, 2020, the Company received a confirmatory letter stating that the audit was closed with no adjustments required to the federal returns.

12.
COMMITMENTS AND CONTINGENCIES

Litigations and other legal matters -- From time to time, the Company may become involved in various legal matters arising in the ordinary course of business. Management does not believe that any claims exist as of December 31, 2019 which will have a material adverse effect on the financial condition of the Company based on the nature and status of proceedings.

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

13.
EMPLOYEE BENEFIT PLAN

The Company participates in a multi-employer, qualified contributory retirement plan established to qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (the “Code”). The Plan covers all Company employees who are at least 21 years of age and located within the United States. Employees may elect to contribute a portion of their total eligible compensation, subject to the Code’s limitations. The Company does not provide for matching contributions.

On January 1, 2020, the Company established its own qualified contributory retirement plan with deferred salary arrangement under Section 401(k) of the Code.

14.
RELATED PARTY TRANSACTIONS

The Company’s operating lease for its Manchester, NH office as described in Note 7 is leased from an affiliate entity that is owned by the Company’s executive chairman. The Company made payments of $26,976 and $24,816 during the years ended December 31, 2019 and 2018, respectively, under this agreement.

The Company’s executive chairman’s management firm employed a workforce, negotiated contracts and maintained relationships with vendors, and administered vendor payments on behalf of the Company. The Company made payments of $54,766 and $619,204 during the years ended December 31, 2019 and 2018, respectively.

On July 25, 2019, the Company entered into an agreement with Zoom Telephonics, Inc. (“Zoom”), together with a related Statement of Work, License, Collaborative Agreement, Software/Service Availability Agreement and Software/Service Support Level Agreement (collectively, the “Agreement”). Under the Agreement, Zoom will integrate the Company’s software and services into certain hardware products distributed by Zoom, and the Company will be entitled to certain fees and a portion of revenue received from the end users of such services and software. The Company and Zoom entered into an additional Statement of Work on December 31, 2019 providing for further integration of the Company’s services, with a monthly minimum payable by Zoom to the Company starting January 2020 for a period of thirty-six months and a requirement for the Company to purchase at least $90,000 of Zoom’s hardware by December 2022. See Note 15.

Jeremy Hitchcock, who serves as Chairman of the Company’s Board of Directors and is co-founder of the Company, is a shareholder of Zoom and subsequently in February 2020 is the Chairman of Zoom’s Board of Directors. During the year ended December 31, 2019, no payments were made by either the Company or Zoom under the Agreement other than nominal payments, and no services were provided or expenses incurred in connection with the Agreement. As of December 31, 2019, no amounts were due from or to the Company under the Agreement.

MINIM INC.
NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

15.
SUBSEQUENT EVENTS

For purposes of recognition and disclosure in these financial statements, Management of the Company has evaluated subsequent events through February 17, 2021, which is the date these financial statements were issued.

In January 2020, the Company paid $50,000 of the deferred purchase price of MCP Networks. During the deferral period, no indemnification claims arose that warranted reducing the deferred purchase price.

On March 18, 2020, the Company amended its Certificate of Incorporation (the “Amendment”) by increasing the authorized shares of Preferred Stock and Common Stock to 8,046,756 and 15,000,000, respectively. The increase of authorized Preferred Stock is designated to the Series Seed Plus Preferred, which has 3,441,854 of shares under the Amendment.

On March 18, 2020, the Company sold 715,266 shares of Series Seed Plus Preferred Stock to an investor for exchange of $1,249,999 in cash proceeds.

On April 21, 2020, the Company amended its 2018 Stock Option and Grant Plan, whereby reserved shares were increased from 3,702,424 shares to 4,484,204 shares. For the year ended December 31, 2020, the Company had the following stock option activity:

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Stock option grants of 985,608 with a weighted average exercise price of $0.45
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Stock option exercises of 210,767 shares for net settlement proceeds of $48,674
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Stock option forfeitures of 114,273 shares

The Company applied for and received approval for a Small Business Administration (“SBA”) Paycheck Protection Plan Loan with Primary Bank under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The loan from the US government in the amount of $554,500 was approved and funded in April 2020 and has a 1% interest rate. The Company submitted an application for forgiveness of this loan in September 2020 and received forgiveness in November 2020 on the total outstanding principal and accrued interest, which was $3,311.

On November 12, 2020, the Company executed an Agreement and Plan of Merger (the “Merger Agreement”) with Zoom, a public company and registrant of the U.S. Securities and Exchanges Commission. Upon closing of the Merger Agreement, Minim merged into Elm Acquisition Sub, Inc., which is a wholly owned subsidiary of Zoom. Minim is the surviving entity of the merger between Minim and Elm Acquisition Sub, Inc. Upon the merger, all property, assets, other legal rights, debts, obligations, and all other liabilities of Minim transferred. The Agreement is structured as a non-cash, stock transaction. The shareholders of Minim received shares of Zoom, at a value of $30 million. On December 4, 2020, the Merger Agreement was effective.

On November 20, 2020, the Company repurchased 33,809 shares of common stock for $14,876 from a shareholder who is an immediate family member to the Company’s executive chairman of the Board.

In connection with the Merger Agreement, the Convertible Promissory Notes were converted on December 3, 2020 to 148,006 shares of the Company’s Common Stock.

In connection with the Merger Agreement, the $550,622 of the aggregate promissory notes issued to employees during 2019 and 2018 in exchange for common stock shares were repaid in full. Of the $550,622, the Company net settled $234,622, which represented 103,842 common stock shares.

On the effective date of the Merger Agreement, the Company had 7,986,675 and 5,476,171 shares of Preferred Stock and Common Stock, respectively, outstanding. The 7,986,675 shares of Preferred Stock were converted into the Company’s Common Stock at an exchange ratio of 1:1, or 7,986,675 shares of Common Stock. The aggregate 13,462,846 shares of Common Stock were converted into Zoom common stock at an exchange ratio of 0.80106, or 10,784,534 shares.

In addition, the holders of Minim stock options were similarly converted to Zoom’s stock options at an exchange ratio of 0.80106. As of December 4, 2020, the Company had 2,091,499 options outstanding and were converted into 1,675,416 stock options of Zoom.